    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                      REGISTRATION NO. 333-02129

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                            POST EFFECTIVE AMENDMENT
                                    NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         COMMISSION FILE NUMBER 1-10140
                        AMERICA WEST HOLDINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                  AS SUCCESSOR OF AMERICA WEST AIRLINES, INC.**

           DELAWARE                                      86-0418245
  (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)
                             ----------------------
                                      4512
            (Primary Standard Industrial Classification Code Number)
                             ----------------------
                               STEPHEN L. JOHNSON
                              SENIOR VICE PRESIDENT
                        AMERICA WEST HOLDINGS CORPORATION
                           111 WEST RIO SALADO PARKWAY
                              TEMPE, ARIZONA 85281
                                 (602) 693-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                          COPIES OF CORRESPONDENCE TO:
                               SAMUEL M. LIVERMORE
                               COOLEY GODWARD, LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                          SAN FRANCISCO, CA 94111-3580
                                 (415) 693-2000
                               FAX (415) 951-3699
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
                        AS SOON AS PRACTICABLE AFTER THE
                     EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     ** This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the adoption by America West Airlines, Inc., a Delaware corporation ("AWA") of a holding company form of organizational structure. As a result of the holding company reorganization (the "Reorganization"), AWA became a wholly owned subsidiary of America West Holdings Corporation ("Holdings").

         By virtue of the Reorganization, each issued and outstanding share of Class A Common Stock of AWA ("AWA Class A Common") and Class B Common Stock of AWA ("AWA Class B Common") was converted into one share of Class A Common Stock ("Class A Common Stock") and one share of Class B Common Stock ("Class B Common Stock") of Holdings, respectively. As a result, each holder of AWA Class A Common and AWA Class B Common became the owner of the number of shares of Class A Common Stock or Class B Common Stock, as appropriate, equal to the number of shares of AWA Class A Common or AWA Class B Common that they owned prior to the Reorganization. This conversion of shares of AWA Class A Common and AWA Class B Common into shares of Class A Common Stock and Class B Common Stock was effected through an exchange of certificates.

         In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts this registration statement of AWA and Registration No. 33-54243 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The registration fees were paid at the time of the original filing of this registration statement.

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus in this Registration Statement also relates to 1,200,000 shares of Class A Common Stock and 1,200,000 shares of Class B Common Stock previously registered under a Registration Statement on Form S-3, Registration No. 33-54243.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION DATED DECEMBER 22, 1999



                                   PROSPECTUS



                        AMERICA WEST HOLDINGS CORPORATION
                    1,100,000 SHARES OF CLASS A COMMON STOCK
                    1,225,000 SHARES OF CLASS B COMMON STOCK


         This prospectus relates to 1,100,000 shares of Class A Common Stock and 1,225,000 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock are collectively referred to as the "Shares"), of America West Holdings Corporation, a Delaware corporation ("Holdings"). Of the 1,225,000 shares of Class B Common Stock to be registered, 1,100,000 shares are issuable upon conversion of the Class A Common Stock. Holdings is the parent company for America West Airlines, Inc. ("AWA") and The Leisure Company ("TLC"). Unless otherwise indicated, the "Company" and "America West" refer collectively to Holdings, AWA and TLC.

         The Selling Stockholders may offer shares of Class A Common Stock through private transactions at individually negotiated prices. The Selling Stockholders may offer the Shares of Class B Common Stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at individually negotiated prices.

         The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "AWA." The last reported sales price of the Company's Class B Common Stock on the New York Stock Exchange on December 15, 1999 was $20.50 per share. The Company does not intend to file an application to have the Class A Common Stock listed on any national securities exchange and does not expect to have an active trading market to develop for the Class A Common Stock.

                             ----------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                             ----------------------

         The Company will pay for expenses incurred to prepare and file the Registration Statement of which this prospectus is a part as well as all post-effective amendments. Estimated expenses payable by the Company in connection with this offering are approximately $13,000.

         The aggregate proceeds to the Selling Stockholders from the Shares will be the price of the Shares sold. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Shares being offered hereby.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 22, 1999.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 ----
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS.................................................  3

WHERE TO FIND MORE INFORMATION..................................................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................  3

FORWARD-LOOKING INFORMATION.....................................................................................  4

THE COMPANY.....................................................................................................  4

RISK FACTORS....................................................................................................  5

USE OF PROCEEDS.................................................................................................  9

DESCRIPTION OF CAPITAL STOCK....................................................................................  9

SELLING STOCKHOLDERS...........................................................................................  10

RECENT DEVELOPMENTS............................................................................................  11

PLAN OF DISTRIBUTION...........................................................................................  11

EXPERTS .......................................................................................................  11

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

         You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. The Selling Stockholders are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Shares.

                         WHERE TO FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, or request copies of any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference room by calling the SEC at (800) SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our Class B Common Stock is quoted on The New York Stock Exchange. Reports, proxy statements and other information concerning America West may also be inspected at the offices of the New York Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update the information in this prospectus.

         We incorporate by reference all annual, quarterly and current reports filed by the Company during 1998 and 1999. These include the Annual Report on Form 10-K for the year ended December 31, 1998, the Quarterly Reports on Forms 10-Q filed for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and the Current Report on Form 8-K filed on July 21, 1999. We also incorporate by reference the portions of the Proxy Statement for the annual stockholder meeting held on May 20, 1999, that were incorporated by reference in the Form 10-K. In addition, the description of the Company's Class B Common Stock set forth in AWA's Registration Statement on Form 8-A filed on August 10, 1994, including any amendments or reports filed for the purpose of updating such description, is incorporated by reference. Any future annual, quarterly or current reports and proxy materials filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act is also hereby incorporated by reference.

         As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or call us at: Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281; (480) 693-5839.

                           FORWARD-LOOKING INFORMATION

         This prospectus contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's results are competitive practices in the airline and travel industries generally and particularly in the Company's principal markets, the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees and the Company's ability to negotiate the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the Company's operations. For additional discussion of such risks see "Risk Factors." Any forward-looking statements speak only as of the date such statements are made.

                                   THE COMPANY

         Holdings is a Delaware corporation and the parent company for AWA and TLC. AWA is the ninth largest commercial airline carrier in the United States, operating through its principal hubs located in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub located in Columbus, Ohio. AWA is the lowest cost major airline in the United States. In January 1998, Holdings commenced operations of TLC to develop and grow the Company's vacation package tour business. TLC arranges and sells vacation packages that include hotel accommodations, airfare, ground transportation and a variety of entertainment options.

         The Company's principal offices are located at 11 West Rio Salado Parkway, Tempe, 85281, and its telephone number is (480) 693-0800.

                                 RISK FACTORS

         The Shares offered involve a high degree of risk. You should carefully consider the risks below before making an investment decision. The risks below are not the only risks facing the Company. There may be additional risks and uncertainties not presently known to us or that we have deemed immaterial which could also negatively impact our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. This prospectus may contain certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

         COMPETITION AND INDUSTRY CONDITIONS

         The airline industry is highly competitive and industry earnings are typically volatile. From 1990 to 1992, the airline industry experienced unprecedented losses due to high fuel costs, general economic conditions, intense price competition and other factors. Airlines compete on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services.

         The airline industry is susceptible to price discounting, which occurs when a carrier offers discounts or promotional fares to passengers. Discounted fares offered by one carrier are normally matched by competing carriers, which may have the effect of lowering the profit per passenger but not necessarily increasing the number of passengers who fly. In addition, in recent years several new carriers have entered the airline industry, and many of them have low-cost structures. In some cases, these new carriers have initiated or triggered price discounting. The entry of additional new carriers in many of our markets, as well as increased competition from or the introduction of new services by existing carriers, could have a material adverse effect on our business, financial condition and operating results.

         Most of the markets we serve are highly competitive and are served by larger carriers with substantially greater financial resources than we have available. At our Phoenix and Las Vegas hubs, our principal competitor is Southwest Airlines. A number of larger competitors have proprietary reservation systems, which gives them certain competitive advantages.

         The air travel business historically fluctuates in response to general economic conditions. The airline industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events that result in declines in air travel, including:

-        political instability

-        regional hostilities

-        recession

-        fuel price escalation

-        inflation

-        adverse weather conditions

-        labor instability

-        regulatory oversight

         If the rates of travel on the routes that we serve decreases or if competition increases between carriers, our business, financial condition and operating results could be materially adversely affected.

         THE COMPANY'S ABILITY TO BORROW FUNDS IN THE FUTURE

         As of September 30, 1999, the Company owed approximately $155.7 million of long-term debt (less current maturities). Much of this debt is secured by a large portion of the Company's assets, leaving a limited number of assets to use to obtain additional financing which may be needed if the Company encounters adverse industry conditions or a prolonged economic recession in the future.

         In addition, as of September 30, 1999, the Airline had firm commitments to AVSA S.A.R.L., an affiliate of Airbus Industrie ("AVSA") to purchase a total of 19 Airbus aircraft with four still to be delivered in 1999. AWA also had an option to purchase 46 more Airbus aircraft. The aggregate net cost of firm commitments remaining under the aircraft order is approximately $800 million, based on a 3.5% annual price escalation.

         In October 1999, we entered into an agreement with AVSA to purchase 15 Airbus A318-100 and 12 Airbus A320-200 aircraft. Deliveries for the A320 aircraft will begin August 2000 and continue through 2003. The A318s are scheduled to be delivered in 2003 and 2004. We also received 25 options and 25 purchase rights to purchase aircraft in the "A320 family" of aircraft (A318s, A319s, A320s and A321s) for delivery in 2004 through 2008. As part of this agreement, all options outstanding under the previous agreement were cancelled. The aggregate net cost of firm commitments under this aircraft order is approximately $1.1 billion based on a 3.5% annual price escalation.

         We have arranged for financing from AVSA for approximately 75% of the remaining aircraft to be delivered under the purchase commitment existing at September 30, 1999, but we will have to look to outside sources to finance the remaining commitments. We cannot guarantee that we will be able to obtain enough capital to finance the remainder of the aircraft, and if we default on our commitments to purchase aircraft, our business, financial condition and operating results could be materially adversely affected.

         LABOR RELATIONS

         In the recent past, labor unions have made several attempts to organize our employees, and we expect that these efforts will continue. Certain groups of our employees have chosen to be represented by a union and we are currently negotiating initial collective bargaining agreements with some of these groups. We cannot predict which, if any, other groups of employees may seek union representation or the outcome of collective bargaining agreements that we may be forced to negotiate in the future. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through "cooling off" periods, which are often followed by union-initiated work actions, including strikes. Depending on the type and duration of work action we endure, our business, financial condition and operating results could be materially adversely affected.

         CONTROL BY CERTAIN PRINCIPAL STOCKHOLDERS

         Currently, three stockholders collectively control more than 50% of the total voting power of the Company. These stockholders, TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. are all controlled by the same company, TPG Advisors, Inc. We cannot guarantee that the controlling stockholders identified above will not try to influence the Company's business in a way that would favor their own personal interests to the detriment of our interests.

         FLUCTUATIONS IN FUEL COSTS

         Fuel is the principal raw material used in our business, accounting for approximately 11% of our total operating expenses during the nine-month period ended September 30, 1999. For example, with our current level of fuel consumption, if jet fuel prices increase by one cent per gallon, our annual operating results will decrease by $4.6 million for 2000. Among the unpredictable events whose occurrence could effect the price and supply of jet fuel in the future are:

         -      geopolitical developments

         -      regional production patterns

         -      environmental concerns

         In 1996, we implemented a "fuel hedging" program to manage the risk and possible effect that fluctuating jet fuel prices could have on our business. The program primarily addresses our exposure to fuel requirements on the East Coast. West Coast jet fuel prices, however, tend to be more volatile than jet fuel prices in other areas of the United States and because we primarily serve the Western United States, we purchase a substantially larger portion of our jet fuel requirements on the West Coast compared to our larger competitors.

         Accordingly, if the price of jet fuel goes up substantially or the supply of jet fuel is inadequate in the future and we have not implemented adequate protection measures, our business, financial condition and operating results could be materially adversely affected.

         AVIATION TICKET TAXES

         On August 5, 1997 President Clinton signed a new aviation ticket tax into law that is scheduled to remain in effect though September 30, 2007. As a result of the competitive environment in the passenger airline industry, we have been limited in our ability to pass on the additional costs of these taxes to passengers through fare increases.

         SECURITY AND SAFETY MEASURES

         Congress recently adopted increased safety measures designed to increase airline passenger security and protect against terrorist acts. Implementing these measures has increased operating costs for the airline industry as a whole. A recent report from Congress' Aviation Safety Commission recommends that airlines implement additional measures to improve the safety and security of air travel. We cannot predict which additional measures Congress will impose or the impact that implementing those measures will have on our operating results, but it is possible that the impact could be significant.

         OTHER REGULATORY MATTERS

         The airline industry is heavily regulated. Both federal and state governments from time to time propose laws and regulations that would impose additional requirements and restrictions on airline operations. Depending on which and how many of these laws and regulations are enacted, the cost of operating an airline could increase significantly. We cannot predict which laws and regulations will be adopted or the changes and increased expense that they could cause. Accordingly, we cannot guarantee that future legislative and regulatory acts will not have a materially adverse effect on our business, financial conditions or operating results.

             SUBSTANTIAL RESTRICTIONS IMPOSED AND PROMISES MADE IN CONNECTION WITH CURRENT LOAN AGREEMENTS AND DEBT INSTRUMENTS

         We have borrowed money pursuant to certain loan agreements and debt instruments with significant operating and financial restrictions. These agreements and instruments contain terms that may significantly restrict or prohibit our ability to take certain actions, including our ability:

      -  to repay certain debts before they come due

      -  to sell assets

      -  to participate in certain mergers and acquisitions

      -  to conduct future financings

      -  to make needed capital expenditures

      - to implement certain measures that would better enable us to withstand future downturns in the airline industry or the economy in general

         In addition, several of these borrowing arrangements require us to satisfy certain benchmarks in respect of its financial position.

         We are currently in compliance with the restrictions and requirements referred to above, but any default would allow our lenders to require repayment of the full amount of money borrowed, plus accrued and unpaid interest. If this were to occur, we cannot guarantee that we would have or be able to raise the funds needed to repay these debts.

         Finally, we may be obligated to offer to purchase certain amounts of the debts referred to above. Such obligations would arise if certain changes occur with respect to who controls us, or if we dispose of certain assets.

         YEAR 2000 COMPLIANCE PROGRAM AND RISKS

         The Year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. As a consequence, time-sensitive computer equipment and software may recognize a date using "00" as the year 1900 rather than the year 2000. Many of our systems, including information and computer systems and automated equipment, will be affected by the Year 2000 issue. We are also heavily reliant on the management of the nation's air traffic control system by the Federal Aviation Administration ("FAA"), local authorities' management of the airports at which AWA operates, and vendors to provide goods (fuel, catering, etc.), services (telecommunications, data networks, satellites, etc.) and data (frequent flyer partnerships, alliances, etc.).

         We have underway a Year 2000 Project (the "Project" or "Year 2000 Project") to identify the programs and infrastructure that could be affected by the Year 2000 issue and has implemented a plan to resolve the problems identified on a timely basis. The Project requires us to devote a considerable amount of internal resources and hire substantial external resources to assist with the implementation and monitoring of the Project, and has required the replacement of certain equipment and modification of certain software.

         We believe that our Year 2000 Project will be completed prior to any currently anticipated significant impact on us arising from the Year 2000 issue. The Project is divided into three main sections, including information technology ("IT") systems, embedded systems and third party compliance. Mission critical IT and embedded systems are complete. Monitoring and corrective actions, if required, will continue through the first quarter of 2000. An initial assessment of third party suppliers is complete. Ongoing assessment will continue through the year based on the suppliers' Year 2000 readiness and their importance to us.

         We currently estimate that the total cost of our Year 2000 Project will be approximately $48 million, which will be funded from operating cash flows. These costs include approximately $8 million of normal system software and equipment upgrades and replacements which we anticipated incurring in the ordinary course of business regardless of the Year 2000 issue. As of September 30, 1999, we had incurred approximately $35 million of non-capital expenditures in connection with the Year 2000 Project. We expect that approximately $39 million of the costs have been or will be expensed as incurred and we have had or will have approximately $9 million of capital expenditures.

         The costs and expected completion date of our Year 2000 Project are based on management's best estimates, and reflect assumptions regarding the availability and cost of personnel trained in this area, the compliance plans of third parties and similar uncertainties. However, due to the complexity and pervasiveness of the Year 2000 issue and in particular the uncertainty regarding the compliance programs of third parties, no assurance can be given that these estimates will be achieved, and actual results could differ materially from those anticipated. If our plan to address the Year 2000 issue is not successfully or timely implemented, we may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on our financial condition and results of operations.

         The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. While difficult to predict, we speculate that the most reasonably likely worst case Year 2000 scenario will result from the failure of third parties, including operators of airports and air traffic control systems, to resolve their Year 2000 compliance issue. We have initiated communications with such parties and its significant suppliers and vendors with which its systems interface and upon which our business depends in an effort to reduce the adverse impact of the Year 2000 issue. There can be no assurance, however, that the systems of such third parties will be modified on a timely basis and such failure may have a material adverse effect on our financial condition and results of operations.

         As a component of its Year 2000 Project, we have developed a comprehensive analysis of the operational problems and costs (including loss of revenues) that would be reasonably likely to result from the failure by us and certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. We have developed contingency plans designed to enable it to continue operations, consistent with the highest standards of safety, in the event of such third party failures.

         VOLATILITY OF STOCK PRICE

         The stock market has experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies in the airline industry and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class B Common Stock of Holdings (the "Class B Common Stock"). In addition, the market price of the Company's Class B Common Stock is volatile and subject to fluctuations in response to quarterly variations in operating results, announcements of new services by us or our competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond our control.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares will go to the Selling Stockholders who offer and sell them. Accordingly, we will not receive any proceeds from sales of the Shares.

                          DESCRIPTION OF CAPITAL STOCK

         As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue 1,200,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and, 48,800,000 shares of preferred stock. As of September 30, 1999, there were 1,100,000 outstanding shares of Class A Common Stock and 36,257,296 outstanding shares of Class B Common Stock. Class A Common Stock and Class B Common Stock have identical economic rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters other than voting rights. The Class A Common Stock votes together with the Class B Common Stock on all matters except as otherwise required by law. Each share of Class A Common Stock is entitled to 50 votes; each share of Class B Common Stock is entitled to one vote. Additionally, holders of Class A Common Stock may convert such shares into Class B Common Stock at any time, on a one-for-one basis.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of September 30, 1999, regarding (1) the number of shares of Class A Stock owned by the Selling Stockholders, (2) the number of shares of Class B Common Stock that the Selling Entities would own if they caused their shares of Class A Common Stock to convert to Class B Common Stock, (3) the number of shares of Class A Common Stock subject to this offering which may be offered pursuant to this prospectus and (4) the number of shares of Class B Common Stock subject to this offering which may be offered pursuant to this prospectus. Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be owned by the Selling Stockholders after completion of this offering.

                                           CLASS B
                                           COMMON
                                           STOCK       CLASS A     CLASS B
                                          ISSUABLE     COMMON      COMMON
                              CLASS A      UPON         STOCK       STOCK              CLASS A               CLASS B
                               COMMON    CONVERSION    SUBJECT     SUBJECT          COMMON STOCK           COMMON STOCK
                               STOCK     OF CLASS A      TO          TO              OWNED AFTER            OWNED AFTER
                               OWNED    COMMON STOCK   OFFERING    OFFERING         THE OFFERING            THE OFFERING
                                                                               NUMBER     PERCENTAGE    NUMBER    PERCENTAGE
TPG Partners, L.P.            780,473      780,473      780,473     780,473       --          --           --          --
TPG Parallel 1, L.P.           78,644       78,644       78,644      78,644       --          --           --          --
Air Partners 11, L.P.          82,314       82,314       82,314      82,314       --          --           --          --
Continental Airlines, Inc.    158,569      158,569      158,569     158,569       --          --           --          --
William A. Franke                  --           --           --     125,000       --          --           --          --
--------------------------  ---------    ---------    ---------   ---------    ------     ----------    ------    ----------
Totals                      1,100,000    1,100,000    1,100,000   1,225,000       --          --           --          --


         In connection with the Company's reorganization in 1994, TPG Partners, L.P. ("TPG"), TPG Parallel I, L.P. ("TPG Parallel"), Air Partners II, L.P. ("Air Partners") and Continental Airlines, Inc. ("Continental") (collectively, the "Selling Entities"), together with certain other entities, invested $205.3 million in consideration for the issuance of securities by the Company, consisting of 1,200,000 shares of Class A Common Stock at a price of $7.467 per share; 12,981,636 shares of Class B Common Stock, including 12,259,821 shares at a price of $7.467 per share and 721,815 shares at $8.889 per share; and certain warrants to purchase Class B Common Stock. The Registration Statement of which this prospectus is a part covers the re-sale by the Selling Entities of up to
(a) 1,100,000 shares of Class A Common Stock and (b) 1,100,000 shares of Class B Common Stock, representing the same number of shares of Class B Common Stock that the Selling Stockholders would hold if they exercised their right to convert their shares of Class A Common Stock.

         TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of each of TPG Parallel and Air Partners is also TPG GenPar. The general partners of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors include David Bonderman (director and president), William Price (director and vice president), Richard P. Schifter (vice president) and Jeffrey A. Shaw (vice president). Mr. Schifter and Mr. Shaw are directors of Holdings and AWA. Messrs. Bonderman and Price are directors of Continental. The chart above does not reflect 698 shares of Class B Common Stock initially granted to Mr. Schifter on December 31, 1998 as a non-employee director, which shares were subsequently transferred to TPG GenPar. The chart also does not reflect 18,000 shares of Class B Common Stock that Mr. Schifter may acquire upon exercise of stock options, 3,000 of which were granted to Mr. Schifter in May 1999.

         The Registration Statement of which this prospectus is a part also covers 125,000 shares of Class B Common Stock held by William A. Franke, the Chairman, President and Chief Executive Officer of Holdings and AWA and the Chairman of The Leisure Company (together with the Selling Entities, the "Selling Stockholders"). All of these shares were issued to Mr. Franke in August 1994 during AWA's emergence from bankruptcy pursuant to a court approved agreement with Mr. Franke.

         Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of this offering.

                               RECENT DEVELOPMENTS

         Not applicable.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer the Shares at various times in one or more of the following transactions:

       - on the New York Stock Exchange

       - in the over-the-counter market;

       - in negotiated transactions other than on the New York Stock Exchange or the over-the-counter market;

       - by pledge to secure debts and other obligations;

       - in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

       - in a combination of any of the above transactions.

         The Selling Stockholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated or at fixed prices.

         The Selling Stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers for whom they acted as agents.

         In order to comply with the securities laws of certain states, if necessary, the Shares will only be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Company will pay all of the expenses incident to the offering and sale to the public of the Shares offered hereby and any commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated at approximately $13,000.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Shares being registered. All the amounts shown are estimates. These shares have been previously registered, so no registration fees are owed.

Legal fees and expenses........................................................................             $7,500
Accounting fees and expenses...................................................................             $5,000
Miscellaneous..................................................................................               $500
         Total.................................................................................            $13,000

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL").

         Section 145 of the GCL provides as follows:

         "(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent for such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         (l) The Restated Certificate of Incorporation and Restated Bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The Restated Certificate of Incorporation of the Company provides as follows:

         "A person who is or was a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a Director has ceased to occupy such position as to acts or omissions occurring during such Director's term or terms of office, and no amendment or repeal of this Section 12 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal."

         The Company has entered into indemnification agreements with each of its directors providing for indemnification to the fullest extent permitted by the DGCL. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors entitled to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

         The Company maintains directors' and officers' liability insurance.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT                                                  DESCRIPTION
     -------                                                  -----------
      23.1         Consent of KPMG LLP
      24.1         Power of Attorney (see signature page in Part II of Registration Statement)

ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2       That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-02129 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 22nd day of December, 1999.

                                     AMERICA WEST HOLDINGS CORPORATION



                                     By:  /s/ William A. Franke
                                        _______________________________________
                                              William A. Franke
                                              Chairman of the Board and
                                              Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, William A. Franke, W. Douglas Parker, Stephen L. Johnson, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, including as an individual or as an officer or director authorized to act on behalf of an entity, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement No. 333-02129 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                            TITLE                                            DATE
---------                                            -----                                            ----

/s/ William A. Franke                                Chairman of the Board of Directors
-----------------------------------                  and Director, President and Chief                December  22, 1999
William A. Franke                                    Executive Officer (Principal
                                                     Executive Officer)


                                                     Executive Vice President, Corporate
/s/ W. Douglas Parker                                Group (Principal Financial Officer
-----------------------------------                  and Principal Accounting Officer)                December 22, 1999
W. Douglas Parker                                    and Director


/s/ John L. Goolsby
-----------------------------------                  Director                                         December 22, 1999
John L. Goolsby


/s/ Walter T. Klenz
-----------------------------------                  Director                                         December 22, 1999
Walter T. Klenz

/s/ Marie L. Knowles
-----------------------------------                  Director                              December 22, 1999
Marie L. Knowles


/s/ Richard C. Kraemer
-----------------------------------                  Director                              December 22, 1999
Richard C. Kraemer


/s/ Robert J. Miller
-----------------------------------                  Director                              December 22, 1999
Robert J. Miller


/s/ Gilbert D. Mook
-----------------------------------                  Director                              December 22, 1999
Gilbert D. Mook


/s/ Denise M. O'Leary
-----------------------------------                  Director                              December 22, 1999
Denise M. O'Leary


/s/ Richard P. Schifter
-----------------------------------                  Director                              December 22, 1999
Richard P. Schifter


/s/ Jeffrey A. Shaw
-----------------------------------                  Director                              December 22, 1999
Jeffrey A. Shaw


/s/ John F. Tierney
-----------------------------------                  Director                              December 22, 1999
John F. Tierney

                                  EXHIBIT INDEX

     EXHIBIT                                                  DESCRIPTION
     -------                                                  -----------
      23.1         Consent of KPMG LLP
      24.1         Power of Attorney (see signature page in Part II of Registration Statement)